EXHIBIT  16.1  Letter  from  Mr.  Kurt  D.  Saliger,  C.P.A.


January  12,  1999

Securities  and  Exchange  Commission
Washington,  D.C.  20549

Ladies  and  Gentlemen:

We were previously principal accountants for R&R Resources, Inc. (the "Company"). In a report dated November 4, 1998, we reported on the Company's financial statements as of September 30, 1998, and the related statements of operations, stockholders' equity and cash flows for the nine months then ended. In a report dated August 20, 1998 we reported on the financial statements of the Company for the six months ended June 30, 1998 and the related statements of operations, stockholders' equity and cash flows for the six month period then ended. In a report dated January 12, 1998, we reported on the Company's financial statements of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the period from inception (June 10, 1997) to December 31, 1997.

We have read the disclosure under Item 4 of Form 8-K. We agree with such statements in so far as they relate to our firm.

Very  truly  yours,

/s/  Kurt  D.  Saliger,  C.P.A.